Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 26 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated February 26, 2016, relating to the statutory financial statements and the supplemental schedules of The Guardian Insurance & Annuity Company, Inc. and of our report dated March 14, 2016, relating to the financial statements and financial highlights of The Guardian Separate Account Q, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLC

April 27, 2016